Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF SANCHEZ ENERGY CORPORATION

SANCHEZ ENERGY CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:                  That the Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing and declaring advisable that the Amended and Restated Certificate of Incorporation be amended by adding Article X (the “Amendment”) immediately following Article IX so that, as amended, Article X shall read as follows:

“ARTICLE X

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or amendment of this Article X by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article X will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.”

SECOND:             That the Amendment has been approved by the Corporation pursuant to a resolution of the Board and duly adopted by the majority of shares outstanding entitled to vote thereon.

THIRD:                 That the Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

FOURTH:            That the Amendment shall be effective upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 22nd day of May, 2013.

SANCHEZ ENERGY CORPORATION

By:	/s/ Michael G. Long
Michael G. Long
Secretary

Signature Page to Certificate of Amendment of Amended and Restated Certificate of Incorporation